Exhibit 10.15

INCENTIVE STOCK OPTION AGREEMENT

PURSUANT TO THE

GEORGIA BANKING COMPANY, INC. AMENDED AND RESTATED 2021 STOCK

INCENTIVE PLAN

Grantee:      __________________________

Grant Date:      __________________________

Per Share Exercise Price: $_______________

Number of Shares subject to this Option: _______________

Expiration Date: ________________________

THIS INCENTIVE STOCK OPTION AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Georgia Banking Company, Inc., a bank holding company organized and existing under the laws of the State of Georgia (the “Company”), and the Grantee specified above, pursuant to the Georgia Banking Company, Inc. Amended and Restated 2021 Stock Incentive Plan, as in effect and as amended from time to time (the “Plan”), which is administered by the Executive Committee of the Board of Directors of the Company (the “Committee”); and

WHEREAS, it has been determined under the Plan that it would be in the best interests of the Company to grant the Incentive Stock Option provided herein to the Grantee;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1.            Incorporation by Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. Except as provided otherwise herein, any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan. The Grantee hereby acknowledges receipt of a true copy of the Plan and that the Grantee has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

2.            Grant of Option. The Company hereby grants to the Grantee, as of the Grant Date specified above, an Incentive Stock Option (the “Option”) to acquire from the Company at the Per Share Exercise Price specified above, the aggregate number of shares of Common Stock specified above (the “Option Shares”). Except as otherwise provided by the Plan, the Grantee agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Grantee with any protection against potential future dilution of the Grantee’s interest in the Company for any reason. The Grantee shall have no rights as a shareholder with respect to any Shares covered by the Option unless and until the Grantee has become the holder of record of such Shares, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such Shares, except as otherwise specifically provided for in the Plan or this Agreement.

3.            Tax Matters. The Option granted hereunder is intended to qualify as an “incentive stock option” under Section 422 of the Code. Notwithstanding the foregoing, the Option will not qualify as an “incentive stock option,” among other events, (a) if the Grantee disposes of the Option Shares at any time during the two-year period following the date of this Agreement or the one-year period following the date of exercise of the Option pursuant to which such Option Shares were acquired; (b) except in the event of the Grantee’s death or Disability, if the Grantee is not employed by the Company, a Parent Corporation or a Subsidiary Corporation at all times during the period beginning on the date of this Agreement and ending on the day that is three months before the date of any exercise of the Option; or (c) to the extent that the aggregate fair market value of the Shares subject to “incentive stock options” held by the Grantee which become exercisable for the first time in any calendar year (under all plans of the Company, a Parent Corporation or a Subsidiary Corporation) exceeds $100,000. For purposes of clause (c) above, the “fair market value” of the Shares shall be determined as of the Grant Date. To the extent that the Option does not qualify as an “incentive stock option,” it shall not affect the validity of the Option and shall constitute a separate non-qualified stock option. In the event that the Grantee disposes of the Option Shares within either two (2) years following the Grant Date or one year following the date of exercise of the Option, the Grantee must deliver to the Company, within seven (7) days following such disposition, a written notice specifying the date on which such Shares were disposed of, the number of Shares so disposed, and, if such disposition was by a sale or exchange, the amount of consideration received.

4.            Vesting and Exercise.

(a)            Vesting. Subject to the provisions of Sections 4(b) to 4(d) hereof, the Option shall vest and become exercisable as of the date(s) set forth below (each a “Vesting Date”), provided the Grantee has not incurred a Termination of Service prior to such Vesting Date:

Vesting Date	Number of Option Shares

[Date] [Date] [Date]	[ ] [ ] [ ]

There shall be no proportionate or partial vesting in the periods prior to each Vesting Date and all vesting shall occur only on the appropriate Vesting Date, subject to the Grantee’s continued employment or service with the Company or any of its Affiliates on each applicable Vesting Date. Upon expiration of the Option, the Option shall be cancelled and no longer exercisable.

(b)            Committee Discretion. In addition to the foregoing, the Committee may, in its sole discretion, accelerate vesting of the Option at any time and for any reason.

(c)            Change in Control. Notwithstanding the foregoing, in the event a Change in Control occurs, the Option shall become exercisable in full, to the extent not exercisable previously, on the earlier of the date of the Change in Control or the date the Option is to be terminated in connection with the Change in Control, provided the Grantee has not incurred a Termination of Service prior to the earlier of the date of the Change in Control or the date the Option is to be terminated in connection with the Change in Control.

(d)            Expiration. Unless earlier terminated in accordance with the terms and provisions of the Plan and/or this Agreement, all portions of the Option (whether vested or not vested) shall expire and shall no longer be exercisable after the Expiration Date specified above.

(e)            Treatment of Unvested Options upon Termination of Service. Subject to this Section 4, any portion of the Option that is not vested as of the date of the Grantee’s Termination of Service for any reason shall terminate and expire as of the date of such Termination of Service.

5.            Exercise Following Termination of Service. Subject to the terms of the Plan and this Agreement, the Option, to the extent vested, shall remain exercisable as follows:

(a)            Termination of Service Due to Death or Disability. In the event of the Grantee’s Termination of Service by reason of death or Disability, the vested portion of the Option shall remain exercisable until the earlier of (i) one year from the date of such Termination of Service, and (ii) the expiration of the stated term of the Option pursuant to Section 4(d) hereof; provided, however, that in the case of a Termination of Service due to Disability, if the Grantee dies within such one year exercise period, any unexercised Option held by the Grantee shall thereafter be exercisable by the legal representative of the Grantee’s estate or the recipient of the unexercised Option by will or by the laws of descent and distribution, to the extent exercisable, for a period of one year from the date of death, but in no event beyond the expiration of the stated term of the Option pursuant to Section 4(d) hereof.

(b)            Termination Without Cause. In the event of the Grantee’s involuntary Termination of Service by the Company without Cause, the vested portion of the Option shall remain exercisable until the earlier of (i) ninety (90) days from the date of such Termination of Service, and (ii) the expiration of the stated term of the Option pursuant to Section 4(d) hereof.

(c)            Voluntary Resignation. In the event of the Grantee’s voluntary Termination of Service (other than a voluntary Termination of Service described in Section 5(d) hereof), the vested portion of the Option shall remain exercisable until the earlier of (i) thirty (30) days from the date of such Termination of Service, and (ii) the expiration of the stated term of the Option pursuant to Section 4(d) hereof.

(d)            Termination of Service for Cause. In the event of the Grantee’s Termination of Service for Cause or in the event of the Grantee’s voluntary Termination of Service (as provided in Section 5(c) hereof) after an event that would be grounds for a Termination of Service for Cause, the Grantee’s entire Option (whether or not vested) shall terminate and expire upon such Termination of Service. Additionally, during the first sixty (60) days after the Grantee’s Termination of Service for any reason other than Cause, the Company shall have the right to re-characterize such Termination of Service as a Termination of Service for Cause; upon such re-characterization, the entire outstanding Option (whether or not vested) will be forfeited.

6.            Method of Exercise and Payment. Subject to Section 10 hereof, to the extent that the Option has become vested and exercisable with respect to a number of Shares as provided herein, the Option may thereafter be exercised by the Grantee, in whole or in part, at any time or from time to time prior to the expiration of the Option as provided herein and in accordance with the Plan.

7.            Further Holding Period. Following the Vesting Date, one-half of the Net Shares (as defined below) subject to the Option vesting on such applicable Vesting Date shall be subject to a further holding period of twenty-four (24) months, during which such shares may not be sold, assigned, pledged, mortgaged, transferred or otherwise disposed of, although the shares are considered vested, exercisable and are no longer subject to forfeiture. The further holding period will be deemed satisfied and lapsed prior to the twenty-four (24)-month anniversary of the Vesting Date in the event of the Grantee’s death, Disability or the occurrence of a Change in Control. For this purpose, “Net Shares” are the net of any Shares withheld upon the exercise of such vested portion of the Option for the payment of the exercise price and/or taxes as provided in Sections 6 and 10.

8.            Non-Transferability. The Option, and any rights and interests with respect thereto, issued under this Agreement and the Plan shall not be sold, exchanged, transferred, assigned, pledged, encumbered, or otherwise disposed of or hypothecated in any way by the Grantee (or any beneficiary(ies) of the Grantee who holds the Option as a result of a transfer by will or by the laws of descent and distribution), other than by testamentary disposition by the Grantee or the laws of descent and distribution. Any attempt to sell, exchange, transfer, assign, pledge, encumber or otherwise dispose of or hypothecate in any way the Option, or the levy of any execution, attachment or similar legal process upon the Option, contrary to the terms and provisions of this Agreement and/or the Plan shall be null and void and without legal force or effect.

9.            Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia, without regard to the choice of law principles thereof.

10.            Withholding of Tax. The Company shall have the power and the right to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Grantee’s FICA and other obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law with respect to the Option and, if the Grantee fails to do so, the Company may otherwise refuse to issue or transfer any Shares otherwise required to be issued pursuant to this Agreement. Any required withholding obligation with regard to the Grantee may be satisfied as set forth in Article 15 of the Plan (if permitted by the Committee) by reducing the amount of cash or Shares otherwise deliverable upon exercise of the Option.

11.            Entire Agreement; Amendment. This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Grantee. The Company shall give written notice to the Grantee of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

12.            Notices. Any notice hereunder by the Grantee shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the Chief Financial Officer of the Company. Any notice hereunder by the Company shall be given to the Grantee in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Grantee may have on file with the Company.

13.            No Right to Employment or Service. Any questions as to whether and when there has been a Termination of Service and the cause of such Termination of Service shall be determined in the sole discretion of the Committee. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or its Affiliates to terminate the Grantee’s employment or service at any time, for any reason and with or without Cause.

14.            Transfer of Personal Data. The Grantee authorizes, agrees and unambiguously consents to the transmission by the Company (or any Affiliate) of any personal data related to the Option awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan). This authorization and consent is freely given by the Grantee.

15.            Compliance with Laws. The issuance of the Option (and the Option Shares upon exercise of the Option) pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. The Company shall not be obligated to issue the Option or any of the Option Shares pursuant to this Agreement if any such issuance would violate any such requirements.

16.            Section 409A. Notwithstanding anything herein or in the Plan to the contrary, the Option is intended to be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent.

17.            Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Grantee shall not assign (except in accordance with Section 8 hereof) any part of this Agreement without the prior express written consent of the Company.

18.            Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

19.            Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

20.            Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

21.            Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

22.            Acquired Rights. The Grantee acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time; (b) the award of the Option made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the Option awarded hereunder) give the Grantee any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Grantee’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.

23.            Restrictive Covenants.

(a)	Definitions. For purposes of this Section 23, the following terms shall have the following meanings:

(i)	“Business of Company” means the business of providing banking services to commercial and consumer customers.

(ii)	“Company” means the Georgia Banking Company, Inc., or any of its subsidiaries, including Georgia Banking Company.

(iii)	“Competing Business” means any Person, business or subdivision of a business which substantially engages in the Business of Company, or which is actively planning to engage in the Business of Company, excluding subdivisions of a business, if any, which are unrelated to the Business of Company.

(iv)	“Confidential Information” means proprietary or confidential data, information, documents, or materials (in oral, written, electronic or other forms) that belongs to or pertains to the Company and which was disclosed to the Grantee or which the Grantee became aware of as a consequence of the Grantee’s relationship with the Company, which is of tangible or intangible value to the Company, and the details of which are not generally known to the competitors of the Company. Confidential Information shall include (but is not limited to): (i) the identities of the Company’s customers or potential customers, their purchasing histories, and the terms or proposed terms upon which the Company offers or may offer its products and services to such customers, (ii) the identity of Company vendors or potential vendors, and the terms or proposed terms upon which the Company may purchase products and services from such vendors, (iii) technology used by the Company to provide its services, (iv) marketing and/or business plans and strategies, (v) financial reports and analyses regarding the revenues, expenses, profitability and operations of the Company, (vi) the nature, origin, composition and development of the Company’s products and services, and (vii) information provided to the Company by third parties under a duty to maintain the confidentiality of such information. Notwithstanding the foregoing, Confidential Information shall not include information: (x) that has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made by the Grantee without authorization from the Company, (y) that has been independently developed and disclosed by others, or (z) that has otherwise entered the public domain through lawful means.

(v)	“Customer” means any Person to which the Company has sold its products or provided its services (including those to which such products or services are sold or provided during the Grantee’s employment).

(vi)	“Material Contact” for purposes of the non-solicitation of Company employees and contractors provision contained in Section 23(c) of this Agreement means contact in person, by telephone, or by paper or electronic correspondence, in furtherance of the business interests of the Company, and within the twenty-four (24) months prior to the solicitation.

(vii)	“Material Contact” for purposes of the customer non-solicitation provision contained in Section 23(d) of this Agreement means contact between the Grantee and each Customer or potential customer of the Company within the twenty-four (24) months prior to the solicitation:

(1)	with whom or which the Grantee dealt on behalf of the Company;

(2)	whose dealings with the Company were coordinated or supervised by the Grantee;

(3)	about whom the Grantee obtained Confidential Information in the ordinary course of business as a result of the Grantee’s association with the Company; or

(4)	who receives products or services authorized by Company, the sale or provision of which results or resulted in compensation, commissions or earnings for the Grantee within the two (2) years prior to the date of the Grantee’s termination or resignation.

(viii)	“Prospective Customer” means any Person which the Company has solicited to purchase the Company’s products or use its services (including those solicited during the Grantee’s employment).

(ix)	“Restricted Period” means during the Grantee’s employment with the Company and the twelve (12) months following the Grantee’s separation from employment from the Company for any reason or no reason.

(x)            “Trade Secrets” means trade secrets as defined by applicable law.

(b)            Confidentiality.

(i)	No Disclosure of Confidential Information and Trade Secrets. The Grantee agrees that during employment, and following the Grantee’s separation from employment from the Company for any reason or no reason, the Grantee will not directly or indirectly use, copy, disclose, publish or otherwise distribute to any other Person any Confidential Information or Trade Secrets of the Company. In the event that the Grantee becomes aware of unauthorized disclosures of the Confidential Information by anyone at any time, whether intentionally or by accident, the Grantee shall promptly notify the Company. This Agreement does not limit the remedies available to the Company under common or statutory law as to trade secrets or other types of confidential information, which may impose additional duties of non-use or non-disclosure.

(ii)	Exception for Disclosure of Trade Secrets in Certain Circumstances. Notwithstanding anything herein to the contrary, the Grantee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that (i) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if the Grantee files a lawsuit for retaliation for reporting a suspected violation of law, the Grantee may disclose the Trade Secret to his or her attorney and use the Trade Secret information in the court proceeding, as long as the Grantee files any document containing the Trade Secret under seal and does not disclose the Trade Secret, except pursuant to court order.

(c)	Non-Solicitation of Company Employees and Contractors. The Grantee agrees that during the Restricted Period, the Grantee shall not, directly or indirectly, whether on the Grantee’s own behalf or on behalf of any other Person, solicit, recruit, attempt to solicit or recruit, or induce any employee or independent contractor of the Company with whom the Grantee had Material Contact, to terminate or lessen such employment or contract with the Company.

(d)	Non-Solicitation of Company Customers. The Grantee agrees that during the Restricted Period, the Grantee shall not, directly or indirectly, whether on the Grantee’s own behalf or on behalf of any other Person, solicit, divert or appropriate any business of Customers, Prospective Customers, correspondents or other sources of or purchasers of loans of the Company with whom the Grantee had Material Contact, for the purpose of selling any products, services or loans for a Competing Business.

(e)	Acknowledgements. The Grantee acknowledges and agrees that the provisions of Section 23 of this Agreement (the “Restrictive Covenants”) are reasonable as to time, scope and territory given the Company’s need to protect its Confidential Information and its relationships and goodwill with its Customers, suppliers, employees and contractors, all of which have been developed at great time and expense to the Company. The Grantee represents that the Grantee has the skills and abilities to obtain alternative employment that would not violate the Restrictive Covenants in the event that the Grantee leaves employment with the Company, and that the Restrictive Covenants do not pose an undue hardship on the Grantee. The Grantee further acknowledges that the Grantee’s breach of any of the Restrictive Covenants would likely cause irreparable injury to the Company, and therefore entitle the Company to injunctive relief, in addition to any other remedies available in law or equity or pursuant to Section 23(f) below.

(f)	Claw Back. The Grantee further acknowledges and agrees that, if the Grantee breaches any of the Restrictive Covenants set forth herein, (i) the Grantee shall forfeit any and all rights with respect to the Options granted pursuant to this Agreement and the Plan (whether vested or otherwise) and any other rights and interests with respect thereto; (ii) no further Shares or other amounts shall be paid to the Grantee under this Agreement; and (iii) the Grantee shall return to the Company, no later than thirty (30) days after such breach, any Shares or other cash or property received with respect to the Options granted pursuant to this Agreement and the Plan (including any gross proceeds (before taxes or other deductions) received from the disposition of any Shares acquired pursuant to such Options or their then fair market value if no proceeds were received upon such disposition). The terms set forth in this Agreement concerning the right of the Company to a claw back are in addition to any other rights to recovery or damages available at law or equity and are not a limitation of any such rights. This provision shall survive the termination of the Grantee’s employment or service with the Company or any of its subsidiaries at any time and for any reason.

24.            Acknowledgment. BY ACCEPTING THE AGREEMENT, THE GRANTEE ACKNOWLEDGES THAT THE GRANTEE HAS READ, UNDERSTOOD AND AGREES TO ALL OF THE PROVISIONS OF THIS AGREEMENT, AND THAT THE GRANTEE WAS AFFORDED SUFFICIENT OPPORTUNITY BY THE COMPANY TO OBTAIN INDEPENDENT LEGAL ADVICE AT THE GRANTEE’S EXPENSE PRIOR TO ACCEPTING THE AGREEMENT.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GEORGIA BANKING COMPANY, INC.

By:
Name:
Title:

By signing below, the Grantee hereby accepts the Option subject to all its terms and provisions and agrees to be bound by the terms and provisions of this Agreement, including Section 23, and the Plan. The Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board of Directors of the Company, or the Committee or other committee responsible for the administration of the Plan, upon any questions arising under the Plan.

GRANTEE:

By:
Name: